Exhibit 10.2

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date among SILICON VALLEY BANK, a California corporation (“Bank”), and ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC., a California company (“Ultra Clean”), BOB ACQUISITION INC. (and any successor by merger), a California corporation, and PETE ACQUISITION LLC (to be renamed UCT Sieger Engineering LLC), a Delaware limited liability company (“Sieger”, together with Ultra Clean and Bob, each a “Borrowers” and collectively, “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS.

     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT.

     2.1. Promise to Pay. Each Borrower hereby unconditionally, jointly and severally, promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

      2.1.1. Revolving Advances.

          (a) Availability. Subject to the terms and conditions of this Agreement, Bank will make Advances to Borrowers from time to time up to an aggregate amount (“Net Borrowing Availability”) not to exceed the lesser of: (a) the Revolving Line; or (b) amounts available under the Borrowing Base.

          (b) Streamline Period. Borrowers may, at their option, elect not to have any Advances outstanding during specified periods of time (each, a “Streamline Period”). At least 5 days prior to requesting that a Streamline Period be put into effect, Borrowers shall give Bank written notice thereof, specifying the date the Streamline Period is to begin. On or prior to the Business Day immediately preceding the commencement of the Streamline Period, Borrowers will pay to Bank, by wire transfer, an amount sufficient to repay in full all outstanding Advances, all accrued interest thereon, and all other outstanding monetary Obligations then due hereunder. A Streamline Period may not be put into effect if there are outstanding Obligations in connection with Cash Management Services in excess of $500,000. Notwithstanding the foregoing, a Streamline Period may be permitted to exist even if Advances are outstanding so long as the Trigger Availability is in excess of $3,000,000 at all times during such period. During a Streamline Period, Borrowers will not be permitted to incur Obligations in connection with Cash Management Services in an amount more than $500,000 and no additional Letters of Credit will be issued. During a Streamline Period, Borrowers may not request any Advances, and Bank shall have no obligation to make any Advances. To terminate a Streamline Period, Borrowers shall provide Bank at least 15 days prior written notice thereof together with such information relating to the

Eligible Accounts, the Cash Management Services Sublimit and other Collateral as Bank may reasonably request.

          (c) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

     2.1.2. Letters of Credit Sublimit.

          (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for a Borrower’s account for such Borrower’s benefit or for the benefit of any of its Subsidiaries or its Affiliate, Shanghai. The sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit plus (ii) the amount of reimbursement obligations in respect of Letters of Credit plus (iii) any Letter of Credit Reserve may not exceed $10,000,000 minus the sum of (x) the Cash Management Services Sublimit and (y) the FX Sublimit (the “L/C Sublimit”). The amount otherwise available for Advances under the Revolving Line (calculated as provided in Section 2.1.1(a)) will be reduced by the sum of amounts described in clauses (i) through (iii) and clauses (x) and (y) above. If, on the Revolving Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 105% of the sum of the undrawn amount of all such Letters of Credit plus the amount of all reimbursement obligations in respect of Letters of Credit, to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance reasonably acceptable to Bank and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers further agree to be bound by the terms of each letter of credit (and letter of credit application applicable thereto) guarantied by Bank and opened for a Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for a Borrower’s account, and Borrowers understand and agree that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following a Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, except to the extent resulting directly from the gross negligence or wilful misconduct of Bank. The sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit plus (ii) the amount of all reimbursement obligations in respect of Letters of Credit may not exceed the Availability Amount.

          (b) The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, irrevocable, and joint and several and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

          (c) Each Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to such Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency (a “Foreign Currency Letter of Credit”), Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of Advances and for Letters of Credit under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as any Foreign Currency Letter of Credit remains outstanding.

     2.1.3. Foreign Exchange Sublimit. As part of the Revolving Line, Borrowers may enter into foreign exchange contracts with Bank under which Borrowers commit to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $250,000 (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed $10,000,000 minus the sum of (i) the L/C Sublimit and (ii) the Cash Management Services Sublimit (the “FX Sublimit”). The obligations of Borrowers relating to this section may not exceed the Availability Amount.

     2.1.4. Cash Management Services Sublimit. Borrowers may use up to $10,000,000 minus the sum of (i) the L/C Sublimit and (ii) the FX Sublimit (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrowers or any amounts that are not paid by Borrowers for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances. The obligations of the Borrowers relating to this section may not exceed the Availability Amount.

     2.1.5. Term Loan.

          (a) Availability. Bank shall make one (1) term loan available to Borrowers in an amount up to the Term Loan Amount on the Effective Date subject to the satisfaction of the terms and conditions of this Agreement.

          (b) Repayment. Borrowers shall repay the Term Loan in (i) thirty-six (36) equal installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan Payment”). Beginning on the first day of the month following the month in which the Funding Date occurs, each Term Loan Payment shall be payable on the last day of each month. Borrowers’ final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Borrowers shall have the right at any time to prepay the Term Loan prior to the Term Loan Maturity Date, as a whole or in part, without premium or penalty. Any such prepayment of principal shall include accrued and unpaid interest to the date of prepayment and shall be applied against the scheduled installments of principal in the inverse order of maturity. No amount repaid hereunder may be reborrowed.

     2.2. Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations (other than the Term Loan) exceeds Net Borrowing Availability (an “Overadvance”), Borrowers shall if the amount of the Overadvance is (a) equal or greater than $500,000, immediately pay the full amount of the Overadvance to Bank, without notice or demand, or (b) less than $500,000, within one (1) Business Day after the receipt of a request by Bank therefore, pay the full amount of the Overadvance to Bank. Without limiting each Borrower’s obligation to repay to Bank the full amount of any Overadvance, Borrowers agree to pay Bank interest at the Default Rate on the outstanding amount of any Overadvance on demand.

     2.3. Payment of Interest on the Credit Extensions.

          (a) Interest Rate

          (i) Advances. Subject to Section 2.3(b), Advances shall accrue interest at a per annum rate equal to, so long as the Senior Leverage Ratio as set forth in the most recent Compliance Certificate is less than 1.0:1.0, 0.75 percentage points below the Prime Rate, and if greater than 1.0:1.0, 0.50 percentage points below the Prime Rate, which interest shall be payable monthly.

          (ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to, so long as the Senior Leverage Ratio as set forth in the most recent Compliance Certificate is less than 1.0:1.0, 0.25 percentage points below the Prime Rate, and if greater than 1.0:1.0, the Prime Rate.

          (iii) Change in Interest Rate. Any increase or decrease in the interest rate in paragraphs (i) and (ii) above resulting from a change in the Senior Leverage Ratio shall become effective commencing on the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(a)(iv); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.2(a)(iv), the highest interest rate set forth in paragraphs (i) and (ii) above shall apply commencing on the first Business Day of the month following the date such Compliance Certificate was required to have been delivered and continuing until the day that is two (2) Business Days after the date that such Compliance Certificate is delivered to Bank. The interest rate in effect from the Effective Date through the first Business Day of the month immediately following the date the Compliance Certificate for the period ending June 29, 2006 is required to be delivered pursuant to Section 6.2(a)(iv) shall be the highest interest rate set forth in paragraphs (i) and (ii) above.

          (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two (2) percentage points above the rate effective immediately before the Event of Default (the “Default Rate”) commencing on the date that Bank gives Borrowers notice that such Default Rate is then applicable. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

          (d) 365-Day Year. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed.

          (e) Debit of Accounts. Bank may automatically debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments when due and for any other amounts Borrowers owe Bank when overdue. These debits shall not constitute a set-off.

          (f) Change to Revolving Line. Subject to prior satisfaction with applicable conditions set forth in Section 3 with respect to any Credit Extension, Borrowers may request an Advance to be applied to the payment of any interest and/or Bank Expenses due under the Loan Documents.

          (g) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrowers a “float” charge in an amount equal to three (3) Business Days interest, at the interest rate applicable to the Credit Extensions, on all Payments received by Bank. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit any Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge any Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

     2.4. Fees. Borrowers shall jointly and severally pay to Bank:

          (a) Commitment Fee. A fully earned, non-refundable commitment fee of $121,875, on the Effective Date;

          (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of 0.75 percentage points per annum of the face amount of each Letter of Credit issued, upon the issuance or renewal of such Letter of Credit by Bank. In the event that any Letter of Credit is cancelled or terminated and returned to Bank prior to its stated expiry date, Bank shall return to Borrowers the pro rata portion of such fee applicable to what would have been the unexpired period.

          (c) Termination Fee. Subject to the terms of Section 4.1, the termination fee specified in Section 4.1;

          (d) Collateral Monitoring Fee. So long as any Advances or Letters of Credit are outstanding during any month or portion thereof, a monthly collateral monitoring fee of $1,500, payable in arrears on the last day of such month (prorated for any partial month), commencing on the last day of the month during which the Effective Date occurs, and upon termination of this Agreement; and

          (e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement, and amounts due under Section 6.6) incurred through and after the Effective Date, when due.

3. CONDITIONS OF LOANS.

     3.1. Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents (and when required in original form, it shall be sufficient to deliver facsimiles of such documents followed by delivery of executed originals to Bank within three (3) days of the Effective Date by personal delivery or United States mail as otherwise provided in this Section 10), and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

          (a) Borrowers shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

          (b) Borrowers shall have delivered its Operating Documents and a good standing certificate of each Borrower certified (in original form) by the Secretary of State of its jurisdiction of incorporation as of a date no earlier than thirty (30) days prior to the Effective Date;

          (c) Borrowers shall have delivered copies of the Borrowing Resolutions for each Borrower accompanied by duly executed original officer’s certificates certifying thereto;

          (d) Borrowers shall have delivered final copies of all Merger Documents and evidence of consummation of the Acquisition, including but not limited to, all necessary filings with any Governmental Authority;

          (e) Borrowers shall have delivered a payoff letter from Union Bank of California;

          (f) Borrowers shall have delivered (i) evidence that the Liens securing Indebtedness owed by Borrowers to Union Bank of California under the existing credit facility have been or will, substantially contemporaneously with the initial Credit Extension, be terminated and (ii) evidence of (or such documents as Bank shall reasonably require to effect) the termination as of record of (A) such Liens, including without limitation any financing statements, Intellectual Property filings and/or control agreements in connection therewith, and (B) all financing statements, Intellectual Property filings and/or control agreements filed by, or entered into by Ultra Clean or Holdings with, Wells Fargo Foothill, Inc.

          (g) Bank shall have received certified copies, dated as of a recent date, of such financing statement searches as Bank shall reasonably request with respect to the assets of Borrowers or Holdings, accompanied by evidence reasonably satisfactory to Bank (including any UCC termination statements) that the Liens indicated in any such financing statement searches either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

          (h) Borrowers shall have delivered originals of the Perfection Certificate(s) executed by each Borrower and Guarantor;

          (i) Borrowers shall have delivered an original landlord’s consent with respect to each leasehold property of a Borrower in favor of Bank;

          (j) Borrowers shall have delivered opinions of (i) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel, and (ii) Baker & McKenzie LLP, special California counsel, each dated as of the Effective Date together with the duly executed original signatures thereto;

          (k) Holdings shall have delivered a duly executed original signature (or facsimile copies thereof to the Guaranty and the Holdings IP Pledge Agreement, together with the completed Borrowing Resolutions for Holdings;

          (l) Borrowers shall have delivered certificates of insurance satisfactory to Bank evidencing that the insurance policies required by Section 6.7 hereof are in full force and effect, and containing loss payable and/or additional insured clauses or endorsements in favor of Bank to the extent required thereunder; and

          (m) Borrowers shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.

     3.2. Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

          (a) except as otherwise provided in Section 3.4(a), timely receipt by Bank of an executed Payment/Advance Form;

          (b) the representations and warranties in Section 5, as any such representation or warranty may be modified in a manner expressly permitted by the Loan Documents (e.g., a change in a Borrower’s legal name in accordance with Section 7.2) , shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

          (c) in Bank’s sole discretion, there has not been a Material Adverse Change.

     3.3. Covenant to Deliver. Each Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement prior to the Funding Date thereof, as a condition to any Credit Extension. Each Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrowers’ obligation to deliver such item, and any such extension in the absence of such a required item shall be in Bank’s sole discretion.

     3.4. Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension (other than Advances under Sections 2.1.2 or 2.1.4), Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Credit Extension. Together with such notification, Borrowers must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report, each executed by a Responsible Officer or his or her designee. Bank shall credit Credit Extensions to the Designated Deposit Account. Bank may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to satisfy Obligations that are not paid when due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4. CREATION OF SECURITY INTEREST.

     4.1. Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If any Borrower shall acquire a commercial tort claim or claims involving claims in an amount, individually or in the aggregate, of at least $100,000, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

     This Agreement may be terminated prior to the Revolving Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c) . Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrowers fully satisfy their Obligations. If such termination is at Borrowers’ election, Borrowers shall jointly and severally pay to Bank, in addition to the payment of any other expenses or fees then owing under any Loan Document, a termination fee in an amount equal to one percent (1.0%) of the Revolving Line plus the outstanding principal amount of the Term Loan at such time provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to the pledgors thereof.

     4.2. Authorization to File Financing Statements. To the extent permitted by applicable law, each Borrower hereby authorizes Bank to file Uniform Commercial Code financing statements, without notice to such Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights under this Section 4.

5. REPRESENTATIONS AND WARRANTIES

     Borrowers represent and warrant as follows:

     5.1. Due Organization and Authorization. Each Borrower and each of their Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrowers’ businesses. In connection with the execution and delivery of this Agreement, Borrowers have delivered to Bank completed certificates substantially in the form attached hereto as Exhibit C each signed by each Borrower and Guarantor, respectively, entitled “Perfection Certificate”. Each Borrower represents and warrants to Bank that, as of the Effective Date, (a) such Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) except as otherwise described in the Perfection Certificate, such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete. If a Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.

     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with any Borrower’s organizational documents, nor constitute an event of default under any material agreement by which any Borrower is bound. No Borrower is in default under any agreement to which it is a party or by which it is bound, except for any defaults which could not reasonably be expected to have a material adverse effect on the Borrowers’ businesses, taken as a whole.

     5.2. Collateral. Each Borrower has good title to the Collateral, free of Liens except Permitted Liens. As of the Effective Date, each Borrower has no deposit account other than (a) the deposit accounts with Union Bank of California specified in the Union Bank Control Agreement, (b) the deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith and (c) other deposit accounts located in the United States so long as the aggregate cash balances contained therein do not exceed $25,000 per account or $100,000 in the aggregate with respect to all such accounts.

     The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrowers, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that any Borrower, after the date hereof, intends to store or otherwise deliver any material portion of the Collateral to a bailee, then such Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

     All Inventory is in all material respects of good and marketable quality, free from material defects.

     Each Borrower is the sole owner of its Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of each Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party.

     Except as noted on the Perfection Certificate, no Borrower is a party to, nor is bound by, any material license or other agreement with respect to which such Borrower is the licensee that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property. Each Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on such Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Each Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

     5.3. Accounts Receivable.

          (a) To the extent any Account is included in any Transaction Report as an “Eligible Account”, such Account shall constitute an Eligible Account as of the date of such Transaction Report.

          (b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of any Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has knowledge of any actual or imminent Insolvency Proceeding of any

Account Debtor whose accounts are an Eligible Account in any Transaction Report. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

     5.4. Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change.

     5.5. No Material Deviation in Financial Statements. The consolidated financial statements for Holdings and its Subsidiaries for the fiscal year ended December 31, 2005, the fiscal quarter ended March 31, 2006 and any monthly statements since such date delivered to Bank fairly present in all material respects Holdings consolidated financial condition as of such date and Holdings consolidated results of operations for the period covered thereby. There has not been any Material Adverse Change since December 31, 2005.

     5.6. Solvency. Immediately prior to and after giving effect to the initial Credit Extensions and the Acquisition, the fair salable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; each Borrower is not left with unreasonably small capital; and each Borrower is able to pay its debts (including trade debts) as they mature.

     5.7. Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. No Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; and no Borrower nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower is in compliance in all material respects with the Federal Fair Labor Standards Act and no Borrower has failed to meet the minimum funding requirements of ERISA, permitted a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; failed to comply with the Federal Fair Labor Standards Act; withdrawn or permitted any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors. No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of any Borrower’s or any of its Subsidiaries’ properties or assets has been used by such Borrower or any Subsidiary or, to the best of such Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable law (except for Sieger’s storage of hazardous substances in violation of such law including its failure to file toxic release inventory forms in 2000-2004 as required by the Emergency Planning Community Right to Know Act of 1986 which violation has since been remedied). Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

     5.8. Subsidiaries; Investments. No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments. As of the Effective Date, Borrowers and Ultra Clean International Holding Company (“International”) are the only direct Subsidiaries of Holdings, Shanghai is the only Subsidiary of International, and Borrowers have no Subsidiaries.

     5.9. Tax Returns and Payments; Pension Contributions. Each Borrower has timely filed all required material tax returns and reports, and each Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower. Each Borrower may defer payment of any contested taxes, provided that such Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, and (b) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. No Borrower is aware of any claims or adjustments proposed for any of such Borrower’s prior tax years which could result in additional material taxes becoming due and payable by such Borrower. Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Borrower has withdrawn from participation in, and has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     5.10. Use of Proceeds. Borrowers shall use the proceeds of the Credit Extensions in connection with the Acquisition, as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

     5.11. Full Disclosure. No written representation, warranty or other statement of any Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by a Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6. AFFIRMATIVE COVENANTS

     Borrowers shall do all of the following:

     6.1. Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations. Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on such Borrower’s business or operations.

     6.2. Financial Statements, Reports, Certificates.

          (a) Borrowers shall provide Bank with the following:

          (i) within fifteen (15) days after the end of each month, a Transaction Report so long as Borrowers maintain an Availability Amount of at least $3,000,000; otherwise, weekly. Notwithstanding the foregoing, in the event Borrowers are providing a monthly Transaction Report, but fail to maintain an Availability Amount of at least $3,000,000, Borrowers will be required to deliver eight (8) consecutive weekly Transaction Reports before the monthly reporting option shall be available to Borrowers;

          (ii) within fifteen (15) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger;

          (iii) as soon as available, and in any event within thirty (30) days after the end of each month, unaudited consolidated (and, for the first six (6) months following the Effective Date, consolidating with respect to Borrowers) financial statements of Holdings and its Subsidiaries, in each case as of the end of or for such month;

          (iv) within thirty (30) days after the end of each month. a Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, no Default or Event of Default had occurred and was continuing, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

          (v) within thirty (30) days after the end of each fiscal year of Holdings, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Holdings, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Holdings’ board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and

          (vi) as soon as available, and in any event within 120 days following the end of Holdings’ fiscal year, annual consolidated financial statements of Holdings and its Subsidiaries certified by, and with an unqualified opinion of, independent public accountants of recognized national standing or otherwise reasonably acceptable to Bank.

          (b) Within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on such Borrower’s or another website on the Internet.

     6.3. Accounts Receivable.

          (a) Schedules and Documents Relating to Accounts. Borrowers shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that a Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of each Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrowers shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrowers shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

          (b) Disputes. Borrowers shall promptly notify Bank of all disputes or claims relating to Accounts. Borrowers may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrowers do so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Aggregate Borrowing Base.

          (c) Collection of Accounts. Borrowers shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing and Bank have notified the Borrowers under this Section. If a Default or an Event of Default has occurred and is continuing or if the Trigger Availability shall be less than $3,000,000, Borrowers shall hold all payments on, and proceeds of, Accounts in trust for Bank, and, if requested by Bank, Borrowers shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof unless, provided that no Event of Default has occurred and is continuing, (i) a Streamline Period shall be in effect and/or (ii) the Trigger Availability shall be in excess of $3,000,000, all such payments and proceeds need not be applied to the Obligations. Bank may, in its good faith business judgment, require that all proceeds of Accounts be deposited by Borrowers into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.

          (d) Returns. Upon the request of Bank, Borrowers shall promptly provide Bank with an Inventory return history.

          (e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of one of Borrowers or Bank or such other name as Bank may choose.

          (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrowers obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

     6.4. Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by any Borrower not later than the following Business Day after receipt by such Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrowers shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by any Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $250,000 or less (for all such transactions in any fiscal year) or of Transfers otherwise permitted by Section 7.1. Each Borrower agrees that it will not commingle proceeds of Collateral with any of such Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

     6.5. Taxes; Pensions. Timely file all required material tax returns and reports and timely pay all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

     6.6. Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice not more than twice in any calendar year (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy each Borrower’s Books, the first of which shall be within six (6) months after the Effective Date. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrowers and Bank schedule an audit more than ten (10) days in advance, and Borrowers cancel or seek to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrowers shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

     6.7. Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, a Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy up to $50,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrowers fail to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

     6.8. Operating Accounts, Etc.

          (a) Within fifteen (15) Business Days of the Effective Date, deposit into one or more Collateral Accounts maintained with Bank all unrestricted cash of Borrowers in excess of $7,500,000.

          (b) (i) Maintain its and its Subsidiaries’ depository and operating accounts and lock boxes with Bank or (ii) so long as no Default or Event of Default shall have occurred and be continuing and the Trigger Availability is equal to or greater than $3,000,000, until such time as all such accounts and lock boxes are established and maintained with Bank, jointly and severally pay to Bank on the last day of each month a fee of $1,500.

          (c) Following the occurrence of a Default or Event of Default or in the event the Trigger Availability shall at anytime be less than $3,000,000, the Borrowers shall, and shall cause their Subsidiaries, to promptly (but in any Event within forty-five (45) days thereof) transfer all depository and operating accounts and lock boxes located within the United Stated (other than a deposit account whose balance at no time exceeds $25,000 and so long as the balance in all such accounts at no time exceeds $100,000) not maintained with Bank to Bank.

          (d) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates or, to the extent that the Union Bank Control Agreement remains in place, Union Bank of California. In addition, for each Collateral Account that Borrowers at any time maintain, Borrowers shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s employees and identified to Bank by such Borrower as such or any deposit account whose balance at no time exceeds $25,000 and so long as the balance in all such accounts at no time exceeds $100,000.

     6.9. Financial Covenants. Borrower shall maintain at all times on a consolidated basis with respect to Holdings and its Subsidiaries (except as otherwise provided in paragraph (c) below):

          (a) Senior Leverage Ratio. The ratio of Senior Funded Debt to EBITDA calculated as of the last day of each fiscal quarter for the four (4) consecutive fiscal quarters ending on such date (the “Senior Leverage Ratio”), of not more than 2.0 to 1.0; provided, however, the Senior Leverage Ratio determined as of (i) June 29, 2006 shall be the Senior Funded Debt as of such date divided by EBITDA for the 2nd fiscal quarter of 2006 multiplied by 4, (ii) September 30, 2006 shall be the Senior Funded Debt as of such date divided by (EBITDA for the 2nd and 3rd fiscal quarters of 2006) multiplied by 2, and (iii) December 31, 2006 shall be the Senior Funded Debt as of such date divided by (EBITDA for the 2nd, 3rd and 4th fiscal quarters of 2006) multiplied by 1.333, in each case calculated on a proforma basis after giving effect to the Acquisition as of the first day of such period.

          (b) Fixed Charge Coverage Ratio. The ratio of EBITDA to Fixed Charges as of the last day of each fiscal quarter for the two (2) consecutive fiscal quarters ending on such date (the “Fixed Charge Coverage Ratio”), of at least 2.0 to 1.0; provided, however, the Fixed Charge Coverage Ratio determined as of June 29, 2006 shall be EBITDA for the 2nd fiscal quarter of 2006 divided by Fixed Charges for the 2nd fiscal quarter of 2006.

          (c) Liquidity. Borrowers’ unrestricted cash and Cash Equivalents plus the Committed Availability of at least $5,000,000.

     6.10. Protection and Registration of Intellectual Property Rights. Borrowers shall: (a) protect, defend and maintain the validity and enforceability of its material Intellectual Property; (b) promptly advise Bank in writing of material infringements of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If any Borrower decides to register any material copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Bank with at least five (5) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an Intellectual Property security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such Intellectual Property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrowers shall promptly provide to Bank a copy of any such application(s) filed with the United States Copyright Office together with evidence of the recording of the Intellectual Property security agreement necessary for Bank to maintain the perfection and priority of its security interest in such copyrights or mask works. Borrowers shall provide written notice to Bank of any material application filed by any Borrower in the

United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.

     6.11. Identification of Subsidiaries; Provision of Collateral.

     (a) If and whenever any direct or indirect Domestic Subsidiary of a Borrower shall be created, formed or acquired by a Borrower or any of its Subsidiaries at any time after the Effective Date:

     (i) furnish to Bank a written notice identifying such Subsidiary and setting forth with respect to such Subsidiary all of the following information: (A) the State or other jurisdiction of organization or formation of each such Person; (B) the number of authorized and outstanding shares or other units of each class of equity interests in each such Person; and (C) with respect to each Subsidiary of such Borrower, (1) each Person which owns or controls (whether legally or beneficially) any of the equity interests of each such Subsidiary, and (2) the number of shares or units of each class or kind of equity interests so owned or controlled by each such Person; and

     (ii) promptly comply with, and cause such Subsidiary to comply with, the applicable terms of paragraph (b) of this Section 6.11.

     (b) Promptly (and in any event within five (5) days) after the creation or formation or the consummation of the acquisition of any new Subsidiary of the Borrower:

     (i) in the case of any acquisition of equity interests of any such Subsidiary by a Borrower or its Subsidiaries, whether in connection with the creation, formation or acquisition of a Subsidiary or otherwise: (A) deliver or cause to be delivered to Bank in pledge all of the certificates, if any, representing such equity interests, such equity interests together with transfer or stock powers to be held by Bank in pledge in accordance with the terms of the Securities Pledge Agreement (provided that no such Domestic Subsidiary shall be required to pledge more than 65% of the equity interests in any of its Foreign Subsidiaries); and (B) cause such Subsidiary to execute and deliver to Bank (1) joinder agreements in form and substance reasonably satisfactory to Bank upon the terms of which such Subsidiary shall become a party to and bound by (a) this Agreement as a “Borrower” or by a guaranty as a “guarantor”, (b) an intellectual property security agreement substantially in the form of the IP Security Agreements, and (c) a securities pledge agreement in substantially the form of the Securities Pledge Agreement, the effect of which shall be that, as of the date set forth in such joinder agreements, such Subsidiary shall become a party to each such instrument, as applicable, and be bound by the terms thereof, (2) a duly completed Perfection Certificate, and (3) such UCC financing statements and other security instruments as shall be reasonably required by Bank to perfect the security interests and Liens in Collateral being pledged and granted by such Subsidiary pursuant to a security agreement and the other collateral documents; and

     (ii) in each such case, provide to Bank all such other documentation, organizational documents and resolutions as Bank shall reasonably deem necessary in connection with such Acquisition or the creation, formation or acquisition of such Subsidiary.

     6.12. Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, such Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

     6.13. Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

     No Borrower shall do any of the following without Bank’s prior written consent:

     7.1. Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn-out, damaged or obsolete Equipment; (c) Transfers in connection with Permitted Liens and Permitted Investments; (d) the use or Transfer of money or Cash Equivalents in the ordinary course; (e) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; (f) Transfers to another Borrower or their respective Subsidiaries, or to Shanghai provided that any such Transfers to Shanghai shall be upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person or shall not exceed, in the aggregate, $1,000,000 (in cash plus Equipment) during the term of this Agreement; (g) Transfers in connection with any transaction permitted under Section 7.3 or 7.7; and (h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Transfers (other than Accounts) at fair market value, the net cash proceeds of which shall not exceed $250,000 in any fiscal year.

     7.2. Changes in Business, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by such Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control. No Borrower shall without at least fifteen (15) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $25,000) in Borrowers’ assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name (except in connection with the Acquisition on the Effective Date), or (5) change any organizational number (if any) assigned by its jurisdiction of organization; provided that a Borrower may change its name so long as such Borrower notifies Bank of such change within twenty (20) days prior to the effectiveness thereof and provides any financing statements necessary to perfect and continue perfected the Bank’s liens in the Collateral.

     7.3. Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (i) in connection with the Acquisition on the Effective Date; (ii) a Subsidiary may merge or consolidate into another Domestic Subsidiary or into a Borrower, or (iii) in connection with any transaction permitted under Section 7.7.

     7.4. Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

     7.5. Encumbrance. (a) Except for Permitted Liens, create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, or permit any Collateral not to be subject to the first priority security interest granted herein; or (b) be a party to any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Borrower’s or any Subsidiary’s Intellectual Property, except for (i) any such restrictions and conditions imposed by law or regulation or by any Loan Document or Merger Document; (ii) any such restrictions and conditions permitted under Section 7.1 hereof or the definition of “Permitted Lien” herein, (iii) any such restrictions and conditions existing on the date hereof (but shall not apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) customary restrictions and conditions contained in agreements relating to the sale of any assets pending such sale, provided that such restrictions and conditions apply only to the assets that are to be sold and such sale is permitted hereunder; (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (vi) customary provisions in leases or licenses of Intellectual Property restricting the assignment thereof; and (vii) any such restrictions or conditions (A) on cash or other deposits imposed by lessors or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, or (B) existing under, by reason of or with respect to Indebtedness incurred to refinance any Indebtedness, in each case as permitted under Section 7.4; provided that the restrictions contained in the agreements governing the Indebtedness incurred to refinance Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

     7.6. Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

     7.7. Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock (“Restricted Payments’), provided that (i) each Borrower or any Subsidiary may pay dividends solely in common stock; (ii) any Subsidiary of Borrowers may pay dividends to its direct parent, (iii) any Loan Party may make Restricted Payments in connection with the consummation of the Acquisition or any other transaction contemplated by the Merger Documents as in effect on the Effective Date, (iv) Sieger may make advances to each of its members (collectively, the “Member Advances”) in an amount sufficient to cover that member’s actual tax liability due and payable as a result of income of Sieger attributed to the member during any period that Sieger is eligible for taxation as a limited liability company under the Internal Revenue Code; provided, however, that no Member Advances may be made if, at the time thereof, an Event of Default has occurred and is continuing or would result therefrom; (v) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, each Borrower or any of its Subsidiaries may make Restricted Payments to Holdings to permit Holdings to (A) purchase or redeem its stock in connection with and pursuant to the terms of employee benefit and stock option plans, in an amount not exceed, in the aggregate, $500,000 during the term of this Agreement, or (B) pay income taxes, franchise fees and other fees required to maintain its existence and provide for other operating costs; (vi) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Loan Party may make Restricted Payments that constitute (or permit Holdings or any of its Subsidiaries to pay) fees permitted by Section 7.8; and (vii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, make Restricted Payments to Holdings solely for the purpose of making Investments by Holdings in Shanghai that do not exceed $1,000,000 (in cash plus Equipment) per annum.

     7.8. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers, except for (i) transactions that are upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person which would be otherwise permitted hereunder; (ii) the payment of reasonable fees, compensation to, and any indemnity provided for the benefit of, outside directors of Holdings; (iii) the consummation of the Acquisition or any other related transaction contemplated by the Merger Documents as in effect on the Effective Date and the entering into or payment of any amount in connection therewith; (iv) transactions permitted under Section 7.3; (v) Restricted Payments permitted under Section 7.7(b); and (vi) Investments permitted under Section 7.7(a) .

     7.9. Subordinated Debt. Make or permit to be made any payment on any Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

8. EVENTS OF DEFAULT

     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

     8.1. Payment Default. Any Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within ten (10) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

     8.2. Covenant Default.

          (a) Any Borrower fails or neglects to perform any obligation in Sections 6.2 within five (5) days after such obligation is required to be performed (but if an Event of Default has occurred and is continuing, such five (5) day grace period shall not be applicable), 6.8, 6.9, or violates any covenant in Section 7; or

          (b) Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by such Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

     8.3. Material Adverse Change. A Material Adverse Change occurs;

     8.4. Attachment. (a) Any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank seeking to attach, by trustee or similar process, any funds of such Borrower on deposit with Bank, or any entity under control of such Borrower (including a Subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate becomes a Lien on any of such Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of such Borrower’s assets by any government agency and not paid within ten (10) days after such Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by such Borrower (but no Credit Extensions shall be made during the cure period);

     8.5. Insolvency. (a) Any Borrower is unable to pay its debts (including trade debts) as they become due; (b) any Borrower voluntarily begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against such Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

     8.6. Other Agreements. There is a default in any agreement to which any Borrower or Holdings is a party with a third party or parties resulting in a matured right (after giving effect to all applicable notice requirements and grace and cure periods) by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in a principal amount in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than and only to the extent any such Indebtedness that is supported, directly or indirectly, by a Letter of Credit issued hereunder;

     8.7. Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance) shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

     8.8. Misrepresentations. Any Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

     8.9. Subordinated Debt. A default or breach occurs under any agreement between any Borrower and any creditor of such Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

     8.10. Guaranty. (a) The Guaranty or any other guaranty of any Obligations terminates or ceases for any reason other than the expiration or voluntary release of such guaranty to be in full force and effect; (b) Guarantor or any other guarantor does not perform any obligation or covenant under the Guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8. occurs with respect to Guarantor or any other guarantor, or (d) the liquidation, winding up, or termination of existence of Guarantor or any other guarantor.

9. BANK’S RIGHTS AND REMEDIES

     9.1. Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

          (b) stop advancing money or extending credit for any Borrower’s benefit under this Agreement or under any other agreement between any Borrower and Bank;

          (c) demand that Borrowers (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith jointly and severally deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

          (d) terminate any FX Contracts;

          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

          (g) apply to the Obligations any (i) balances and deposits of each Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of each Borrower;

          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

          (j) demand and receive possession of each Borrower’s Books; and

          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

     9.2. Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as such Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

     9.3. Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

     9.4. Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrowers account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to the principal of the Obligations; second, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; third, to the interest due upon any of the Obligations; and finally, to any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to any Borrowers by credit to the Designated Deposit Account or other Persons legally entitled thereto; each Borrowers shall remain jointly and severally liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from any Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to any Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; each Borrower shall remain jointly and severally liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

     9.5. Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Each Borrower bears all risk of loss, damage or destruction of the Collateral.

     9.6. No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by any Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

     9.7. Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES

     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Ultra Clean Technology Systems and Services,
150 Independence Drive
Menlo Park, CA 94025
Attn: Jack Sexton
Fax: 650-326-0929
Email: jsexton@uct.com

If to Bank:	Silicon Valley Bank – Mail Sort NC 200
3979 Freedom Circle, Suite 600
Santa Clara, CA 95054
Attn: Chitra Arunachalam
Fax: 408-654-5517
Email: carunachalam@svb.com

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

     California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. GENERAL PROVISIONS

     12.1. Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which consent may be granted or withheld in Bank’s discretion) and Bank may not assign this Agreement or any rights or obligations under it without Borrowers’ prior written consent (unless a Default or Event of Default shall have occurred and be continuing); provided that Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

     12.2. Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

     12.3. Limitation of Actions. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

     12.4. Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

     12.5. Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

     12.6. Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

     12.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

     12.8. Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

     12.9. Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

     12.10. Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

     12.11. Waiver of Surety Defenses. To the extent permitted by applicable law, each Borrower hereby waives any and all defenses and rights of discharge based upon suretyship or impairment of collateral (including lack of attachment or perfection with respect thereto) that it may now have or may hereafter acquire with respect to Bank or any of its Obligations hereunder, under any Loan Document or under any other agreement that it may have or may hereafter enter into with Bank.

     12.12. Joint and Several Obligations and Related Matters. The obligations of each Borrower hereunder and under the other Loan Documents shall be joint and several in nature notwithstanding which Borrower actually or directly received the proceeds of any particular Credit Extension. Each Borrower acknowledges that for purposes of the Loan Documents, Borrowers constitute a single integrated financial entity or enterprise and that each receives a benefit from the availability of the financing hereunder to all Borrowers. Each Borrower waives all defenses arising under the laws of suretyship, to the extent that such laws are applicable, in connection with its joint and several obligations under this Agreement and the other Loan Documents.

     12.13. Subordination of Claims. As further consideration for the Credit Extensions by the Bank Borrowers and as a material inducement to Bank to make the Credit Extensions and accept this Agreement, each Borrower hereby irrevocably subordinates in all respects all claims, whether based in equity or law, whether by contract, statute or otherwise, that it might now or hereafter have against other Borrower or that arise from the existence or performance of the Obligations under this Agreement, including, but not limited to, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation, to any and all of the Obligations of such Borrower to Bank hereunder and under the other Loan Documents.

     12.14. USA PATRIOT Act Notice. Bank hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Bank to identify Borrowers in accordance with the Act.

     12.15. Name Change of Pete Acquisition to UCT Sieger Engineering LLC. Substantially simultaneously with the consummation of the Acquisition, the name of Pete Acquisition LLC shall be changed to UCT Sieger Engineering LLC by filing such name change with the Secretary of State of the State of Delaware. From and after such time, all references to Sieger shall mean UCT Sieger Engineering LLC, a Delaware limited liability company.

     13. DEFINITIONS

     13.1. Definitions. As used in this Agreement, the following terms have the following meanings:

     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

     “Acquisition” means the mergers and acquisitions resulting in the acquisition of Sieger by Holdings on or prior to the Effective Date as contemplated the Merger Documents.

     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.

     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

     “Agreement” is defined in the preamble hereof.

     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

     “Bank” is defined in the preamble hereof.

     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Bank for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Bank with respect to Borrower.

     “Bankruptcy-Related Defaults” is defined in Section 9.1.

     “Borrower” and “Borrowers” is defined in the preamble hereof.

     “Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

     “Borrowing Base” is 80% of Eligible Accounts less Reserves as determined by Bank from Borrowers’ most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or members and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or other authorized officer on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (c) commercial paper maturing no more than one (1) year after its creation and, at the time of acquisition, having the highest rating from either S&P or Moody’s; (d) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (e) Deposit Accounts, certificates of deposit or, bankers’ acceptances or time deposits maturing within 1 year from the date of acquisition thereof issued by or guaranteed by or placed with any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (f) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (e) above or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000; (g) fully collateralized repurchase agreements with a term not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria in clause (e) above; (h) money market funds substantially all of the assets of which are invested in the kinds of assets described in clauses (a) through (g) of this definition. In addition, for all purposes hereunder other than the calculation of the liquidity covenant set forth in Section 6.9(c), Cash Equivalents shall also include foreign investments substantially comparable to any of the foregoing in connection with managing cash of any Subsidiary having operations in a foreign country.

     “Cash Management Services” is defined in Section 2.1.4.

     “Cash Management Services Sublimit” is defined in Section 2.1.4.

     “Change in Control” means any event, transaction, or occurrence as a result of which Holdings shall directly or indirectly own less than 100% of the outstanding capital stock of any Subsidiary.

     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

     “Collateral Assignment of Merger Documents” that certain Collateral Assignment of Merger Documents executed and delivered by Holdings and Borrowers to Bank dated as of the Effective Date.

     “Committed Availability” means, as the date of determination, an amount equal to the sum of the Revolving Line availability minus all outstanding Credit Extensions.

     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

     “Communication” is defined in Section 10.

     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness or any obligation referred to in clauses (b) and (c) below of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

     “Control Agreement” is any control agreement entered into among the depository institution at which any Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

     “Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

     “Current Assets” are amounts that under GAAP should be included on that date as current assets on Borrower’s consolidated balance sheet.

     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

     “Default Rate” is defined in Section 2.3(b).

     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

     “Designated Deposit Account” is Borrower’s deposit account, account number 3300538419, maintained with Bank.

     “Dollars,” “dollars” and “$” each mean lawful money of the United States.

     “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

     “EBITDA” shall mean (a) Net Income, plus to the extent included in the determination of Net Income, (b) net Interest Expense, plus (c) depreciation expense, (d) amortization expense, (e) income tax expense, (f) all other charges which are both non-cash and non-recurring, (g) any non-cash amounts related to the granting of stock options in accordance with FAS 123R, plus (h) all non-cash income.

     “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

     “Eligible Accounts” are Accounts which arise in the ordinary course of each Borrower’s business that meet all such Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

          (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

          (b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

          (c) Credit balances over ninety (90) days from invoice date;

          (d) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to any Borrower exceed thirty-five (35%) of all Accounts, except for Applied Materials and Lam Research, for which such percentages shall be 60% and 40%, respectively, for the amounts that exceed that percentage, unless Bank approves in writing;

          (e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless (y) the Account is supported by an irrevocable letter of credit advised and negotiated through Bank and satisfactory to Bank (as to form, substance, and issuer or domestic confirming bank), or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Bank;

          (f) Accounts owing from an Account Debtor which is a federal government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if each Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

          (g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

          (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

          (i) (1) Accounts for which the Account Debtor (if other than a Permitted Portfolio Company) is a Borrower’s Affiliate, officer or employee and (2) with respect to Accounts as to which the Account Debtor is a Permitted Portfolio Company, to the extent the amount of such Accounts exceeds 10% of all Eligible Accounts;

          (j) Accounts in which the Account Debtor has made a claim disputing liability (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or goes out of business;

          (k) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

          (l) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

          (m) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

     “Equipment Financing” means the equipment financing provided by U.S. Bancorp Equipment Finance, Inc (“USBancorp”) to Sieger evidenced by a Master Loan Agreement, dated as of June 29, 2006 between USBancorp and Sieger and guarantied by Holdings and Ultra Clean, including any refinancing thereof.

     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

     “Event of Default” is defined in Section 8.

     “Fixed Charges” means, as of the last day of each fiscal quarter, principal and interest of Indebtedness of Guarantor, Borrowers and their Subsidiaries determined on a consolidated basis.

     “Fixed Charge Coverage Ratio” is defined in Section 6.9(b).

     “Foreign Currency” means lawful money of a country other than the United States.

     “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

     “FX Forward Contract” is defined in Section 2.1.3.

     “FX Reserve” is defined in Section 2.1.3.

     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

     “Guarantor” is Holdings.

     “Guaranty” is an unconditional guaranty of all the Obligations, in the form of Exhibit D or otherwise in form and substance reasonably satisfactory to the Bank.

     “Holdings” is Ultra Clean Holdings, Inc., a Delaware corporation and the parent of Borrowers.

     “Holdings IP Security Agreement” means an Intellectual Property Security Agreement executed and delivered by Holdings to Bank dated as of the Effective Date.

     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services (excluding trade accounts payable and other accrued obligations incurred in the ordinary course of business), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) of Holdings and its Subsidiaries determined in accordance with GAAP.

     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest, members interests or other securities), and any loan, advance or capital contribution to any Person.

     “Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of any Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

     “IP Security Agreements” the Holdings IP Security Agreement and the Ultra Clean IP Security Agreement.

     “L/C Sublimit” is defined in Section 2.1.2.(a).

     “Letter of Credit” means any documentary or standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

     “Letter of Credit Application” is defined in Section 2.1.2(a).

     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     “Loan Amount” in respect of each Equipment Advance is the original principal amount of such Equipment Advance.

     “Loan Documents” are, collectively, this Agreement, the Perfection Certificates, the IP Security Agreements, the Securities Pledge Agreement, the Collateral Assignment of Merger Documents, any note, or notes or guaranties or post-closing letter agreements executed by a Borrower, Guarantor or any other guarantor, and any other present or future agreement between a Borrower, Guarantor, any other guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

     “Loan Party” means Borrowers and Guarantor.

     “Material Adverse Change” is a material adverse change in (i) the business, operations, or condition of Holdings and its Subsidiaries, taken as a whole or (ii) the ability of Borrower to repay the Obligations hereunder under the Loan Documents or (iii) the priority of Bank's security interest in the Collateral.

     “Merger Documents” means, collectively the Agreement and Plan of Merger, dated as June 29, 2006, among Sieger Engineering, Inc., Leonid Mezhvinsky, Holdings, Bob Acquisition Inc., Pete Acquisition LLC and the other “Sellers” specified therein, all related documents and certificates executed and/or delivered in connection therewith, and all schedules, exhibits, annexes and amendments thereto and all material side letters and agreements affecting the terms thereof or to be entered into in connection therewith.

     “Net Borrowing Availability” is defined in Section 2.1.1 (a).

     “Net Income” means, for any date of determination, as calculated on a consolidated basis for Holdings and its Subsidiaries for any period, the net profit (or loss), after provision for taxes, of Guarantor, Borrower and its Subsidiaries for such period taken as a single accounting period.

     “Obligations” are Borrowers’ obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to Letters of Credit, Cash Management Services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank, and the performance of Borrowers’ duties under the Loan Documents.

     “Operating Documents” are, for any Person, such Person’s formation documents, as filed with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

     “Payment/Advance Form” is that certain form attached hereto as Exhibit B.

     “Perfection Certificate” is defined in Section 5.1.

     “Permitted Indebtedness” is:

          (a) Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;

          (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

          (c) Subordinated Debt;

          (d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

          (e) Indebtedness in respect of the Equipment Financing not to exceed $5,000,000 in the aggregate;

          (f) Indebtedness (other than the Obligations, but including capitalized lease obligations) of any Borrower or their Subsidiaries incurred at the time of, or within 90 days after, the acquisition, construction, restoration or improvement of any assets for the purpose of financing all or any part of the acquisition cost thereof in an aggregate principal amount outstanding at any one time, together with any refinancings thereof, not in excess of $500,000 in the aggregate;

          (g) Indebtedness comprising Permitted Investments;

          (h) Indebtedness incurred by Holdings or any Borrower with respect to indemnities and purchase price adjustment obligations under the Merger Documents;

          (i) Indebtedness in connection with Contingent Obligations of the type described in clause (c) of the definition thereof) entered into in the ordinary course of business and not for speculative purposes;

          (j) Indebtedness in an aggregate principal amount not to exceed $250,000 secured by Permitted Liens;

          (k) Indebtedness owing to any officers or directors of Borrowers, provided that the aggregate principal amount of all such Indebtedness does not exceed $25,000 outstanding at any time and only to the extent it is Subordinated Debt;

          (l) other unsecured Indebtedness not otherwise permitted by Section 7.4 not exceeding $250,000 in the aggregate outstanding at any time

          (m) Indebtedness in an aggregate principal amount not to exceed $250,000 secured by Permitted Liens;

          (n) Indebtedness owing to any officers or directors of Borrowers, provided that the aggregate principal amount of all such Indebtedness does not exceed $25,000 and only to the extent it is Subordinated Debt;

          (o) other Indebtedness not otherwise permitted by Section 7.4 not exceeding $50,000 in the aggregate outstanding at any time; and

          (p) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

     “Permitted Investments” are:

          (a) Investments shown on the Perfection Certificate and existing on the Effective Date;

          (b) (i) cash and Cash Equivalents, and (ii) any other Investments permitted by Borrower’s investment policy, as amended from time to time, provided that any material changes in such investment policy after the Effective Date has been approved by Bank;

          (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers;

          (d) Investments consisting of deposit accounts in which Bank has a perfected security interest or that are permitted under Section 6.8(c);

          (e) Investments accepted in connection with Transfers permitted by Section 7.1;

          (f) Investments of Subsidiaries in or to other Domestic Subsidiaries or Borrower and Investments by Borrower in Domestic Subsidiaries and Investments in Shanghai, provided that any such Investments in Shanghai shall be upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person or shall not exceed, in the aggregate, $1,000,000 in cash and Equipment during the term of this Agreement;

          (g) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;

          (h) Investments (including debt obligations) received (i) in connection with the bankruptcy or reorganization of customers or suppliers, (ii) in settlement of delinquent obligations of, and other disputes with, customers or suppliers effected in the ordinary course of business or (iii) upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower;

          (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates (other than Permitted Portfolio Companies), in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

          (j) Investments in connection with the Acquisition;

          (k) Investments consisting of guarantees constituting of Indebtedness permitted under Section 7.1; and

          (l) other Investments not otherwise permitted by clauses (a) through (k) not exceeding $250,000 in the aggregate outstanding at any time.

     “Permitted Liens” are:

          (a) Liens existing on the Effective Date and described in the Perfection Certificate; and Liens arising under this Agreement and the other Loan Documents;

          (b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not delinquent or (ii) being contested in good faith and for which the applicable Borrower or Subsidiary maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;

          (c) the Liens solely on Equipment financed by the Equipment Financing;

          (d) purchase money Liens (i) on Equipment acquired or held by each Borrower incurred for financing the acquisition of the Equipment securing no more than $500,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

          (e) Liens arising by operation of law in favor of materialmen, mechanics, carriers, warehousemen, landlords, laborers, suppliers and other Persons imposed, provided that such Liens either (i) were incurred in the ordinary course of either Borrowers’ any Subsidiary’s business and not in connection with the borrowing of money, and (A) are for sums not yet delinquent more than 60 days past due or (ii) are being contested in good faith and for which the applicable Borrower or Subsidiary maintains adequate reserves on its Books or (ii) have no priority over any of Bank’s Lien and the aggregate amount of obligations secured by such Liens does not at any time exceed $100,000;

          (f) Liens arising in connection with workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

          (g) Liens arising from pledges and deposits made as security for appeal bonds in connection with obtaining such bonds in the ordinary course of business;

          (h) inchoate and unperfected Liens for escheat or use taxes that are not the subject of any judgment or other asserted claim for the payment of money;

          (i) with respect to any real property, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and zoning restrictions and similar encumbrances that (i) do not materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens;

          (j) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrowers’ businesses, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

          (k) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

          (l) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

          (m) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts or the amounts on deposit in such account comply with Section 6.8(d);

          (n) Liens securing Indebtedness or other obligations in an aggregate amount not exceeding $250,000 outstanding at any time; and

          (o) Liens incurred in the extension, renewal or refinancing of the obligations secured by Liens described in clauses (a), (c), (d), (m) and (n), provided any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the obligations secured thereby may not increase.

     “Permitted Portfolio Company” means a portfolio company of the private equity fund of Francisco Partners.

     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

     “Reserves” means reserves established by Bank from time to time against Eligible Accounts of Borrowers that Bank may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expense or Indebtedness shall be deemed to be a reasonable exercise of Bank’s credit judgment.

     “Responsible Officer” is any of the Chief Executive Officer, President, and Chief Financial Officer of each Borrower.

     “Revolving Line” is an Advance or Advances in an aggregate amount of up to $25,000,000 outstanding at any time.

     “Revolving Line Maturity Date” is June 29, 2009.

     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

     “Securities Pledge Agreement” that certain Securities Pledge Agreement executed and delivered by Holdings to Bank dated as of the Effective Date.

     “Senior Funded Debt” means, on any day, the principal amount of Indebtedness (other than Subordinated Debt) that would, under GAAP, be classified as indebtedness on a consolidated balance sheet of Holdings and its Subsidiaries on such date.

     “Senior Leverage Ratio” is defined in Section 6.9(a).

          “Settlement Date” is defined in Section 2.1.3.

     “Shanghai” means Ultra Clean Technology (Shanghai) Co., LTD.

     “Subordinated Debt” is indebtedness incurred by Holdings and its Subsidiaries subordinated to all of Holdings’ and its Subsidiaries’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

     “Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

     “Term Loan Amount” is an aggregate amount equal to $7,500,000 outstanding at any time.

     “Term Loan Maturity Date” is June 29, 2009.

     “Term Loan Payment” is defined in Section 2.1.5(b).

     “Transaction Report” is that certain report in form and substance satisfactory to Bank, including, without limitation, sales journals, collection journals, and credit memorandum attached thereto.

     “Transfer” is defined in Section 7.1.

     “Trigger Availability” means the sum of (i) Eligible Accounts multiplied by the advance rate then in effect as set forth in the definition of Borrowing Base minus (ii) the sum of all outstanding Obligations to Bank in respect of the Revolving Line, the Term Loan and all outstanding Letters of Credit, plus (iii) unrestricted cash and Cash Equivalents of Borrowers.

     “Ultra Clean IP Security Agreement” means an Intellectual Property Security Agreement executed and delivered by Ultra Clean to Bank dated as of the Effective Date.

     “Union Bank Control Agreement” means the Three Party Lockbox and Deposit Account Control Agreement, of even date herewith, among Union Bank of California, Bank and Borrowers.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

BOB ACQUISITION INC. (and any successor by merger)
PETE ACQUISITION LLC (to be renamed UCT Sieger Engineering LLC)
ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC.

By:	/s/ Jack Sexton

	Name:	Jack Sexton
	Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Maria Fischer Leaf

	Name:	Maria Fischer Leaf
	Title:	Senior Relationship Manager

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

     Notwithstanding the foregoing, the “Collateral” does not include more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON P.S.T.*

Fax To:	Date: __________________

LOAN PAYMENT:

[Insert Borrower name]

From Account #________________________________ To Account
#__________________________________________________
(Deposit Account #)	(Loan Account #)
Principal $____________________________________ and/or Interest
$________________________________________________
Authorized Signature: _____________________	Phone Number: _____________________
Print Name/Title: _____________________

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________	To Account
#__________________________________________________
(Loan Account #)	(Deposit Account #)
Amount of Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature: _____________________	Phone Number: _____________________
Print Name/Title: _____________________

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, P.S.T.

Beneficiary Name: ____________________________________________________________________________________
Amount of Wire: $ _______________________

Beneficiary Bank: ____________________________________________________________________________________
Account Number: _______________________

City and State: _______________________________________
Beneficiary Bank Transit (ABA) #: ________________________	Beneficiary Bank Code (Swift, Sort, Chip, etc.): __________
(For International Wire Only)

________________
* Unless otherwise provided for an Advance bearing interest at LIBOR.

1

Intermediary Bank: _________________________	Transit (ABA) #: _____________________
For Further Credit to: ______________________________________________________________________________

Special Instruction: ________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: _____________________________	2nd Signature (if required):
_______________________________________
Print Name/Title: ________________________________	Print Name/Title:
_____________________________________________
Telephone #: _____________________________	Telephone #: _______________________

2

EXHIBIT C

Perfection Certificate Form

PERFECTION CERTIFICATE

1.	The legal name of the [Borrower][Guarantor] is __________________ (the “Company”).

2.	The Company was formed on ____________in ____________________as a ______________. Since its formation, the Company has had the following legal names (other than its current legal name):

Date Company’s Name
Prior Name	Was Changed From Such Name

3.	The Company does business under the following trade names:

Trade Name	Is This Name Registered?

4.	The Company has the following places of business or has assets located at the following locations:

Address	Owner of Location	Brief Description of Assets

5.	The Company owns the following domestic and foreign registered patents and patent applications:

Title of Patent	Registration/Application No.	Registration/Filing Date

6.	The Company owns the following domestic and foreign registered and applied for trademarks, tradenames and service marks:

Trademarks, Tradenames or
Service Marks	Registration/Application No.	Registration/Filing Date

1

7.	The Company owns the following domestic and foreign copyrights and copyright registrations:

Description of Copyright	Registration No.	Registration Date

8.	The Company uses the following material unregistered copyrights in the ordinary course of its business:

Description of Copyright

9.	The following is a complete list of pending and threatened litigation or claims involving amounts claimed against Company in an indefinite amount or in excess of $50,000 in each case:

10.	The Company’s federal employer I.D. number is:

11.	The Company’s organizational I.D. number is ___ ____________________ ..

12.	The Company’s assets are subject to the following security interests:

Assets	Name and Address of Secured Party

14.	The Company has investments in excess of $50,000 (calculated at the higher of cost or market value) in equity or debt securities of the following entities (other than subsidiaries):

Name of Entity	Nature and Amount of Investment

15.	The Company maintains the following deposit accounts (including demand, time, savings, passbook or similar accounts):

Name and Address of Depository
Institution	Type and Account No.	Account Holder

16.	The Company beneficially owns “investment property” in the following securities accounts:

Name and Address of Securities
Intermediary	Type and Account No.	Account Holder

2

17.	The Company has the following subsidiaries:

	State of Formation or	Percentage Owned by
Name of Subsidiary	Organization	Entity

18.	True and correct copies of the Company’s organizational/charter documents are attached.

3

     The undersigned hereby certifies that the foregoing information contained on this Perfection Certificate is true and correct in all material respects as of June 29, 2006.

_____________________________

By: ___________________________

Printed Name:
Title:

4